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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                        Date of Report:  March 13, 1995



                            ADVANCED MICRO DEVICES, INC.
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


               DELAWARE                   1-7882          94-1692300
- ------------------------------------   ------------   ------------------
     (State or other jurisdiction      (Commission    (I.R.S. Employer
          of incorporation)            File Number)   Identification No.)

             One AMD Place,
             P.O. Box 3453
         Sunnyvale, California                           94088-3453
- ---------------------------------------                  ----------
(Address of principal executive office)                  (Zip Code)



     Registrant's telephone number,
       including area code:                            (408) 732-2400



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Item 5.  Other Events.
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     On February 10, 1995, Advanced Micro Devices, Inc. (the "Company") called for redemption, on March 13, 1995 (the "Redemption Date"), all outstanding shares of its $30.00 Convertible Exchangeable Preferred Stock (the "Preferred Shares"), and, pursuant to the provisions of the Deposit Agreement between the Company and The First National Bank of Boston, as Depositary, the Depositary called for redemption, on the Redemption Date, all of the outstanding shares of the Company's Depositary Convertible Exchangeable Preferred Shares (the "Depositary Shares"), each of which represented 1/10th of a Preferred Share. The redemption price per Depositary Share was $50.90 plus $0.73 of accrued and unpaid dividends from December 15, 1994, to the Redemption Date.

     Each group of ten Depositary Shares, representing one whole Share of Preferred Stock, was convertible into 19.873 shares of Common Stock of the Company at any time prior to 5:00 P.M. New York City time on the Redemption Date. A total of 3,434,270 Depositary Shares were properly surrendered for conversion, resulting in the issuance of 6,824,694 shares of the Company's Common Stock. A total of 14,350 Depositary Shares was redeemed.

     The Company had arranged for Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Brothers Inc. (the "Purchasers") to purchase directly from the Company up to such whole number of shares of Common Stock as would have been issuable upon conversion of any Depositary Shares not surrendered for conversion. Pursuant to these arrangements, on March 14, 1995, the Company sold 28,518 shares of its Common Stock to the Purchasers and used the proceeds to fund the redemption of the Depositary Shares which were not surrendered for conversion.

     As of the close of Business on March 14, 1995, the Company had 102,846,961 shares of its Common Stock outstanding and had no shares of preferred stock outstanding.

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                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         ADVANCED MICRO DEVICES, INC.
                                         (Registrant)



Date:  March 16, 1995                    By: /s/ Thomas M. McCoy
                                             -----------------------------------
                                         Its: Vice President, General Counsel
                                               and Secretary

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